Pricing Supplement No. 2 Dated December 8, 1998
(To Prospectus dated October 13, 1998 and
Prospectus Supplement dated October 13, 1998)
Filed pursuant to Rule 424(b)(3)
File No. 333-64787
                         CABOT CORPORATION
                    Series B Medium-Term Notes - Fixed Rate
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Principal Amount: $30,000,000    Interest Rate: 7.42%     Issue Price: 100%

Agent's Discount Commission: 0.75%
Original Issue Date: December 11, 1998
Stated Maturity Date: December 11, 2018

Net Proceeds to Issuer: 99.25%
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Interest Payment Dates: June 15 and December 15
Initial Interest Payment Date: June 15, 1999

Redemption:

/X/ The Notes cannot be redeemed prior to the Stated Maturity Date. / / The Notes may be redeemed prior to the Stated Maturity Date.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction: __% until Redemption percentage is 100% of the principal amount.

Optional Repayment:
/X/ The Notes cannot be repaid prior to the Stated Maturity Date.
/ / The Notes can be repaid prior to the Stated Maturity Date at the option of the Holder of the Notes.
      Optional Repayment Dates:
      Repayment Price:  __%

Currency:
    Specified Currency:  U.S. Dollars
    (If other than U.S. Dollars, see attached)
    Minimum Denominations:
    (Applicable only if Specified Currency is other than U.S. Dollars)

Original Issue Discount ("OID"):     Yes / /    No /X/
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Form: /X/  Book-Entry   / /    Certificated

Agent:  /X/ Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
            Incororated
        /X/ Goldman, Sachs & Co.
        /X/ J.P. Morgan Securities Inc.
        / / Other:

Agent(s) acting in the capacity as indicated below:
       /X/ Agent          //        Principal

If as principal:
     / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
     / / The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

If as Agent(s):
     /X/ The Notes are being offered at a fixed initial public offering price of 100% of Principal Amount.

Exchange Rate Agent: N/A

Other Provisions:  None.